CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-204808 on Form N-1A of our report dated April 27, 2023, relating to the financial statements and financial highlights of R3 Global Dividend Growth ETF (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period from March 30, 2022 (commencement of operations) through February 28, 2023, and to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California June 23, 2023